EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VEECO INSTRUMENTS INC.

It is hereby certified that:

1.             The name of the corporation (the “Corporation”) is Veeco Instruments Inc.

2.             Article 4 of the amended and restated certificate of incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), is hereby amended to read in its entirety as follows:

“4. The corporation shall have authority to issue a total of 60,500,000 shares, to be divided into 60,000,000 shares of common stock with par value of $0.01 per share and 500,000 shares of preferred stock with par value of $0.01 per share.”

3.             The amendment of the Certificate of Incorporation effective hereby and herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated as of May 16, 2002

VEECO INSTRUMENTS INC.

By:	/s/ Gregory A. Robbins
Gregory A. Robbins
Vice President and General Counsel